Exhibit 99.1
STONE ENERGY CORPORATION
Announces Sale of Rocky Mountain Properties
LAFAYETTE, LA. May 14, 2007
     Stone Energy Corporation (NYSE: SGY) today announced a definitive agreement to sell substantially all of its Rocky Mountain properties to Newfield Exploration Company (NYSE: NFX) for a consideration of $575 million in cash. Additionally, Stone will maintain a 35% proportional working interest in several undeveloped plays in the Rocky Mountain region totaling approximately 60,000 acres. At year end 2006, the estimated proved reserves associated with this divestiture totaled 182.4 billion cubic feet equivalent (Bcfe), and for the first quarter of 2007 the production from the sale properties averaged approximately 40 million cubic feet equivalent (Mmcfe) per day. The divested properties include Stone’s interests in the Pinedale Anticline, the Jonah field, the Williston Basin, the Scott field and several smaller producing areas. The sale also incorporated net undeveloped acreage of approximately 550,000 acres.
     David Welch, CEO of Stone, stated, “The sale of our Rocky Mountain properties will provide us with the proceeds to materially reduce our debt position, just as we planned back in January. This sale is consistent with the four key goals we set for the year — hit or exceed our production target, drill successful exploitation wells, execute the sale of the Rocky Mountain properties and selected Gulf Coast properties, and materially reduce debt through these asset sales and free cash flow. After the close of this transaction, we will have significantly improved financial flexibility and will be evaluating a number of different investment options for our shareholders.”
     Welch further stated, “The Rocky Mountain assets and the Stone Denver employees have been major contributors to Stone, yet this transaction allows Stone to significantly strengthen its balance sheet while still maintaining some of the upside potential through a 35% interest in a number of undeveloped areas. We look forward to working with Newfield to allow for a smooth transition.”
     The transaction is expected to close by the end of June or early July, subject to customary closing conditions and adjustments. After the close of this transaction, Stone will be providing updated 2007 guidance which will adjust for the proposed divestiture. Merrill Lynch Petrie Divestment Advisors advised Stone on this sale and Vinson & Elkins LLP and Beatty & Wozniak, PC acted as legal counsel.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.